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                                                                       EXHIBIT 1

                    FIRST AMENDMENT TO THE SERIES C PREFERRED
                            STOCK PURCHASE AGREEMENT


                  THIS FIRST AMENDMENT TO THE SERIES C PREFERRED STOCK PURCHASE AGREEMENT is made as of the 31st day of December, 2001, by and among USDATA Corporation, a Delaware corporation (the "Company") and SCP Private Equity Partners II, L.P., a Delaware limited partnership (the "Investor").

                  WHEREAS, the Company and the Investor are parties to that certain Series C Preferred Stock Purchase Agreement dated March 30, 2001 (the "Original Agreement"); and

                  WHEREAS, the Company and the Investor desire to amend the Original Agreement to provide for an extension of the Company's right to sell shares of the Option Preferred Stock and to provide the Investor with warrant coverage for one-half of the Option Preferred Stock purchased by the Investor.

                  NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto, each intending to be legally bound hereby, agree as follows:

         1.       AMENDMENT TO THE ORIGINAL AGREEMENT.

                  1.1 Amendment to Section 1.4. Section 1.4 of the Original Agreement shall be renumbered as Section 1.4(a), and a new Section 1.4(b) shall be added reading in its entirety as follows:

                  1.4(b) On the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth and the unanimous approval of all disinterested members of the board of directors of the Company with respect to the acceptance of this commitment by the Investor and the exercise by the Company of its right to sell shares of stock hereunder, the Investor commits to purchase the remaining 21,250 shares of the Option Preferred Stock not purchased under Section 1.4(a) hereof (the "Remainder Stock") at the purchase price of $40.00 per share of Option Preferred Stock at the sole option of the Company. The Company may exercise its right to sell shares of the Remainder Stock on or before December 31, 2002, by means of a written notice therefore to the Investor (each, a "Notice") which certifies (a) the amount of Remainder Stock the Company wishes to sell to the Investor, (b) that the proceeds of the issuance of Remainder Stock will be used solely for general corporate purposes, provided, however, that such

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                  proceeds shall not be used, directly or indirectly, for or on account of the settlement or defense of any suit or proceeding brought against the Company regarding its headquarters' lease agreement (c) that the Company will issue a warrant in favor of the Investor for the purchase of shares of the Company's Series C-2 Preferred Stock in the amount of one-half of the number of Remainder Stock issued. All other conditions and requirements set forth in Section 1.4(a) with respect to the exercise by the Company of its right to sell shares of the Option Preferred Stock shall be inapplicable with respect to the Remainder Stock. Each Notice must be received by the Investor not less than ten (10) business days prior to the desired date of payment. The purchase and sale of the Remainder Stock pursuant to this Section may take place in one or more closings at such times or places as the Company and the Investor may mutually agree (each a "Remainder Closing"). At each Remainder Closing, the Company shall deliver to the Investor a certificate or certificates, registered in the Investor's name, representing such number of shares of Remainder Stock purchasable for the amount of the Purchase Price Installment to be paid to the Company, against payment of such Purchase Price Installment therefore, by check payable to the Company or wire transfer in accordance with the Company's instructions. The Investor's obligation to purchase the Remainder Stock at a Remainder Closing is conditioned upon the Investor's receipt of a certificate, dated as of the date of such Remainder Closing (the "Remainder Closing Date"), and signed by an executive officer of the Company, certifying that the representations contained in Section 2 of this Agreement, are true and correct at and as of such Subsequent Closing Date.

                  1.2 Amendment to Section 2.5. Section 2.5 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

                  2.5   Stockholder Approval. Except as otherwise provided in
                  Section 1.4 of the Agreement and Section 1.1 of the Warrant, approval by the stockholders of the Company is not required for the authorization, execution and delivery of this Agreement, the Warrant, and the Second Amended and Restated Investors' Rights Agreement, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance) and delivery of the Securities being sold hereunder, the Series C Preferred Stock issuable upon exercise of the Warrant and the Common Stock issuable upon conversion of the Series C Preferred Stock. The Company agrees to use its best efforts to obtain stockholder approval of the transactions contemplated in Section 1.4(a) of the Agreement and Section 1.1

                                      -2-

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                 of the Warrant, as soon as practicable, but no later than the date of the Company's next Annual Meeting of Stockholders.

         2. GOVERNING LAW. This Amendment and related agreements, instruments and documents shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware, without regard to its otherwise applicable conflicts of laws rules.

         3. NON-WAIVER. Except as otherwise expressly set forth herein, this Amendment does not and shall not be deemed to constitute a waiver by the parties hereto of any breach or violation of any representation, warranty or covenant contained in the Original Agreement, and all claims and rights of the non-breaching party resulting from any such breach or violation are expressly reserved by such non-breaching party.

         4. INCORPORATION AND REAFFIRMATION. This Amendment shall amend and is incorporated into and made part of the Original Agreement. To the extent that any term or provision of this Amendment may be deemed expressly inconsistent with any term or provision in the Original Agreement, the terms and provisions of this Amendment shall control. Except as expressly amended by this Amendment, all of the terms, conditions and provisions of the Original Agreement are hereby ratified and continue unchanged and remain in full force and effect.

         5. ENTIRE AGREEMENT. Subject to Section 4 above, this Amendment constitutes the complete understanding of the parties hereto regarding the subject matter hereof and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, and no other agreements, either oral or in writing, between the parties hereto with respect to the subject matter hereof, and no other statement or promise relating to the subject matter hereof which is not contained herein, shall be valid or binding.

         6. BINDING EFFECT. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, trustees, representatives, successors and permitted assigns.

         7. NO MODIFICATION. No modification of this Amendment or any related agreements, instruments or documents shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

         8. SEVERABILITY. The provisions of this Amendment are to be deemed severable and the invalidity, illegality or unenforceability of one or more of the provisions of this Amendment in any jurisdiction shall not affect the validity, legality or enforceability of the remaining provisions of this Amendment in such jurisdiction, or the validity, legality or enforceability of this Amendment, including any such provision, in any other jurisdiction.

         9. HEADINGS. The headings of any section or paragraph of this Amendment are for convenience of reference only and shall not be used to interpret any provision of this Amendment.

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         10. EXECUTION BY COUNTERPARTS AND FACSIMILE. This Amendment may be
executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature by facsimile shall also bind the parties hereto.

                                      -4-

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                  IN WITNESS WHEREOF, the parties have executed this First
Amendment to the Series C Preferred Stock Purchase Agreement as of the date first above written.

                                      COMPANY:

                                      USDATA CORPORATION



                                      By: /s/ ROBERT MERRY
                                          -------------------------------------
                                      Robert Merry,
                                      Chief Executive Officer



                                      INVESTOR:

                                      SCP PRIVATE EQUITY PARTNERS II, L.P.

                                      By: SCP Private Equity II General Partner,
                                               L.P., its General Partner

                                      By: SCP Private Equity II LLC,
                                               its Manager


                                      By: /s/ WINSTON J. CHURCHILL
                                          -------------------------------------

                                      Name:  Winston J. Churchill
                                             ----------------------------------

                                      Title: __________________________________